3: PROSPECTUS
PROSPECTUS	Pricing Supplement No. 4398
March 29, 2006	Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT	Dated July 17, 2006
March 29, 2005	Registration Statement
No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	July 17, 2006
Settlement Date (Original Issue Date):	July 20, 2006
Maturity Date:	May 5, 2026
Principal Amount:	US$50,000,000
Price to Public (Issue Price):	99.9858% (plus accrued interest from and including May 5, 2006 to but excluding July 20, 2006)
Agents Commission:	0.575%
All-in Price:	99.4108%
Accrued Interest:	US$583,722.22
Net Proceeds to Issuer:	US$50,289,122.22 (which includes accrued interest)
Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate
Index Currency: Spread:	U.S. Dollars LIBOR plus 0.38%
Index Maturity:	Three Months
Index Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each February 5, May 5, August 5, and November 5 of each year, commencing August 5, 2006 and ending on the Maturity Date

Page 2
Filed Pursuant to Rule 424(b)(3)
Dated July 17, 2006
Registration Statement
No. 333-132807

Initial Interest Rate:	To be determined two London Business days prior to each Interest Reset Date
Interest Reset Periods and Dates: Interest Determination Dates:	Quarterly on each Interest Payment Date Quarterly, two London Business Days prior to each Interest Reset Date
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.

CUSIP:	36962GW75
ISIN:	US36962GW752
Common Code:	025392949

Additional Information:

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuers issue of US$600,000,000 and US$150,000,000 principal amount of Floating Rate Notes due May 5, 2026 as described in the Issuers pricing supplement number 4347 dated May 2, 2006 and pricing supplement number 4355 dated May 4, 2006, respectively.

Plan of Distribution:

The Notes are being purchased by J.P. Morgan Securities Inc. (the "Underwriter"), as principal, at 99.9858% of the aggregate principal amount less an underwriting discount equal to 0.575% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Page 3
Filed Pursuant to Rule 424(b)(3)
Dated July 17, 2006
Registration Statement
No. 333-132807

Additional Information:

At March 31, 2006, the Company had outstanding indebtedness totaling $359.920 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2006, excluding subordinated notes payable after one year, was equal to $357.254 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,					Three Months ended March 31,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.63

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.